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                                                                   Exhibit 10.12
                              COAL SUPPLY AGREEMENT

                  THIS COAL SUPPLY AGREEMENT ("Agreement") is made and entered into as of this 1st day of July, 1994 by and between NEW YORK STATE ELECTRIC & GAS CORPORATION ("Buyer"), Corporate Drive, Kirkwood Industrial Park, Binghamton, New York 13902-5224 and EASTERN ASSOCIATED COAL CORP. ("Seller"), 600 Laidley Tower, P.O. Box 1233, Charleston, WV 25324.

                                   WITNESSETH:

                  WHEREAS, Seller agrees to sell and tender delivery of, and Buyer agrees to purchase and accept delivery of, washed coal of the quality and quantity as described below, during the term and on the terms set forth below; and

                  WHEREAS, Buyer and Seller understand and agree that Seller's obligations hereunder to sell and deliver and Buyer's obligations to purchase and accept coal are expressly subject to the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller agrees to
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sell and tender delivery of, and Buyer agrees to purchase and accept delivery of, the quantity and quality of coal (hereinafter the "Coal") specified herein on the terms and conditions hereinafter set forth.

                                ARTICLE 1 - TERM

                  Section 1.1. The term of this Agreement shall be for five and one-half (5 1/2) years effective as of July 1, 1994 and ending December 31, 1999. A "Contract Year" as used herein shall be all or a portion of a calendar year, beginning on January 1 and ending on December 31.

               ARTICLE 2 - SOURCE, QUANTITY AND POINT OF DELIVERY

                  Section 2.1. Source. Except as otherwise expressly permitted herein the source of the Coal to be delivered hereunder shall be the Federal #2 Mine, Miracle Run, Monongalia County, West Virginia (the "Mine").

                  Section 2.2. Quantity. The quantity of Coal to be delivered hereunder shall be 200,000 net tons from July 1, 1994 to December 31, 1994 (Seller, to the extent possible, will load all 200,000 net tons during 1994, but any coal not delivered during 1994 will be rescheduled for delivery


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during 1995, utilizing the Contract Coal 1994 pricing as set forth in Article 4.
Such scheduled tons shall be in addition to the 1995 quantity as hereinafter described); 250,000 net tons during Contract Year 1995; 250,000 net tons during Contract Year 1996 and a mutually agreed upon quantity during Contract Years 1997, 1998, and 1999 within a range of 250,000 to 600,000 net tons per year. Quantities for each of the Contract Years 1997, 1998, and 1999 shall be established, by mutual agreement, no later than October 1 of the preceding year. If the parties fail to mutually agree upon the quantity for each of the Contract Years 1997, 1998, and 1999 by October 1 of the appropriate preceding year, then the quantity for any such particular year shall be the minimum of the aforementioned range, that is, 250,000 net tons.

                  Section 2.3. Buyer has the right to increase or decrease the quantity of Coal to be delivered hereunder by 50,000 net tons per year by providing notice by July first (7/1) of each Contract Year (i.e., for the 1995 Contract Year, the tonnage requirement can be increased to 300,000


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net tons or decreased to 200,000 net tons by providing notice by July 1, 1995).

                  Section 2.4. Point of Delivery. The Point of Delivery for Coal sold hereunder shall be F.O.B. destination. Title and risk of loss shall pass to Buyer when Coal shipment is delivered to NYSEG's Greenidge or Goudey stations as designated in NYSEG's shipment order. Shipments may be delivered to Buyer's other stations at Buyer's option.

                  Section 2.5. Order Procedure and Scheduling.

                  (a) In order to assist Seller in planning activities, Buyer shall provide Seller at least ten (10)days prior to the beginning of each month with a three (3) month rolling forecast of the quantities of Coal required by the Buyer for the following three (3) months. It is understood that such rolling forecasts are intended to be Buyer's estimates of its purchase requirements; they shall not be binding upon either party. Seller shall within five (5) business days after receipt of each such forecast notify Buyer of any prospective problems it might have in meeting Buyer's three (3) month forecast requirement.


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                  (b) Buyer shall provide Seller with its firm orders specifying the quantity and the point of delivery for the following month's order at least ten (10) days prior to the beginning of that month. Seller will acknowledge receipt of the order and promptly confirm that the order can be supplied or, if the requested delivery date cannot be met, the parties will establish a mutually acceptable alternative delivery date.

                  Section 2.6. Payment for Transportation.

                  Notwithstanding Section 2.4, Buyer shall be responsible for the payment of all transportation costs.

                       ARTICLE 3 - QUALITY SPECIFICATIONS

                  Section 3.1. Quality Specifications. The Coal to be delivered hereunder shall have the following quality specifications; unless otherwise expressly noted to the contrary below, such requirements will apply on a per "payment lot" as-received basis. A "payment lot" is defined as a shipment per station.

Quality Limits                                        Penalties per Payment Lot

Moisture    7.50% Maximum                             Greater than 8.0%
Ash         7.75% Maximum                             Greater than 9.0%


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Sulfur      2.1 lbs. Sulfur Max. per payment lot      Greater than 2.4 lbs.
                                                      Sulfur per MMBTU
            1.9 lbs. Sulfur Max. per rolling 3
            month weighted average per station
            1.7 lbs. Sulfur Max. per rolling
            annual weighted average for Goudey
            Station Only

BTU                     13,250 Minimum                Less than 12,800
AFT(H=W reducing)       2,140 degrees F. minimum
Size                    2" x 0
Volatile                37.0% Nominal

                                ARTICLE 4 - PRICE

                  Section 4.1. The Contract Price shall be fixed in accordance with this Section 4.1, except for changes in Laws hereof (Section 4.2).

                  The payment price to be paid by the Buyer to the Seller for the payment lot of Coal delivered hereunder shall be the value of such Coal in dollars per ton as determined by the following formula:

         Payment Price for Coal in dollars per ton in Payment
          Lot = (A X B X0.002) - C

         Where A = "As Received" heating value of Coal in the payment lot expressed in BTU's per pound

            Contract Price + Applicable Rail Rate at time of shipment


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         and B = [  (2 x BTU Guarantee)  ]
                  -----------------------
                            1000

         and C = The applicable rail transportation rate at the time of shipment in dollars per ton

         Contract Prices are as follows:

                           1994     $19.09/ton, F.O.B. mine

                           1995     $20.00/ton, F.O.B. mine

                           1996     $20.75/ton, F.O.B. mine

Contract Prices for calendar years 1997, 1998, 1999 will be negotiated. Contract Price for each of such years shall be established, by mutual agreement, no later than October 1 of the preceding year. In the event the parties are unable to establish a mutually agreeable Contract Price by October 1 of the preceding year for each of calendar years 1997, 1998 and 1999, the parties agree that this Agreement shall terminate and be of no further force and effect as of December 31 of the then current calendar year.

                  Section 4.2. Laws. In the event changes in federal, state or local laws or regulations, or the official interpretations thereof, which affect the Contract Price or the administration of this Agreement, should be enacted


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and/or enforced, the Contract Price shall be adjusted to the extent of such change.

                    ARTICLE 5 - SPECIAL TERMS AND CONDITIONS

                  Section 5.1. Weights. The weight of Coal delivered hereunder by rail to Buyer's Plant shall be determined from Buyer's Power Plant scales, which scales shall be certified and tested in accordance with The Association of American Railroad's ("AAR") Scale Handbook Procedures. If the AAR Procedures are modified, the new requirements shall govern. These certifications and testing are in addition to periodic testing and calibrating which shall be performed in accordance with accepted industry standards. Seller shall receive a minimum of two (2) weeks prior notice of certification and testing dates, and shall have the right to have a representative present to observe all such tests. If Buyer's scale is inoperative, then the weights shall be determined by using the weighted average car weights for the previous three (3) payment lots received at the respective station.


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                  Section 5.2. Sampling and Analysis. Buyer shall sample and an independent laboratory shall analyze the Coal shipped hereunder. The analysis shall be performed according to ASTM standards by a mutually acceptable independent commercial testing laboratory. The results of such sampling and analysis shall be controlling for all purposes. Seller and Buyer shall have the right to have a representative present at any and all times to observe the sampling and the analytical procedure by the independent laboratory. All samples shall be divided into three (3) parts and put in suitable airtight containers. Buyer shall have an independent laboratory (1) analyze the contents of the first container in such a manner that the moisture, ash and sulfur percentages and the calorific value in BTU's per pound, are determined on an "as received" basis; and (2) compute the pounds of sulfur as provided in Section 3.1. The results of such analysis shall, except as hereinafter provided, be controlling for all purposes under this Agreement. Buyer and Seller will promptly notify each other of all analyses. The second and third containers in each case shall be held


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available by Buyer in a storage room at the Plant for a period of thirty (30)
days after such sample was taken. The part in the second container shall be available to Seller. If Seller's analysis of the part in said second container differs by more than the allowable ASTM standards, Seller may request an analysis of the part in the third container. The part in the third container shall be retained for such thirty (30) day time period, properly sealed and labeled, to be analyzed if a dispute arises due to a difference between Buyer's and Seller's analyses. The analysis of the part in the third container of each sample, if necessary, shall be made as soon as possible by a mutually acceptable independent commercial testing laboratory, and the results of such analysis shall be controlling for all purposes. The cost of the sampling and/or analysis made by such commercial laboratory shall be shared equally by the parties hereto. If the automatic sampler or sampling process is inoperative, the average qualities of the last three (3) payment lots for the station will be used as a basis for payment.


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                  Section 5.3. Penalty for Coal Quality Deficiencies. Should the
quality of Coal delivered hereunder fail to comply with any of the Penalties per Payment Lot stated in Section 3.1 of this Agreement, as determined in accordance with Section 5.2 of this Agreement, a ten (10) percent penalty shall apply to the Contract Price as calculated in 4.1.

                  Should the rolling three (3) month weighted average sulfur limit or the rolling annual weighted average sulfur limit exceed the specifications stated in Section 3.1 of this Agreement, as determined in accordance with Section 5.2 of this Agreement, Buyer shall have the right to immediately suspend further shipments by giving written notice of the suspension to Seller. After receipt of a suspension notice, Seller shall suspend further shipments of Coal and shall immediately commence appropriate action and use all reasonable efforts to correct the deficiency. Seller shall furnish Buyer with reasonable written documentation to ensure Buyer of Seller's ability to perform. If Buyer is reasonably assured that Seller can


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furnish Coal which complies with the specifications of Section 3.1, as determined in accordance with Section 5.2 of this Agreement (Buyer shall make such decision with reasonable commercial expediency, considering the circumstances presented, and shall not unreasonably withhold its concurrence with Seller's reasonable assurances), then shipments shall immediately resume.

                  If the Buyer does not receive such reasonable assurances from Seller within fifteen (15) days of Seller's receipt of suspension notice, or if after giving Buyer such assurances, Seller's subsequent deliveries during the ensuing month fail both to meet and bring the 3 month rolling monthly or annual weighted average sulfur quantity within the limits of Section 3.1, as determined in accordance with Section 5.2, Buyer shall send Seller written notice of such failure, and this Agreement may be immediately terminated, at Buyer's sole option. If Buyer does not exercise its suspension or termination rights within sixty (60) days after failure occurs, Buyer shall be deemed to have waived its suspension or termination rights,


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as the case may be, as to that event. Tonnage not shipped as a result of suspension under this Section 5.3 shall be made up on a mutually agreeable delivery schedule. The penalty provision and the right to suspend future shipments are in addition to any other legal rights or remedies available to NYSEG upon delivery of non-conforming goods.

                  Section 5.4. Freeze Protection. At Buyer's request, freeze conditioning agents of a quality, type, source and quantity acceptable to the Buyer shall be applied by the Seller at the mine to minimize the freezing of Coal during periods of cold weather, provided, however, that Seller's actual cost for any such freeze conditioning shall be for Buyer's account. Such costs shall be competitive in the industry. Upon scheduling trains, Buyer will specify the date to begin and end freeze conditioning each year or by shipment.

                  Section 5.5. Confidentiality. Buyer and Seller agree that the terms of this Agreement will be kept in strict confidence and that neither party will disclose the same to any third party, except (a) to the extent necessary for the


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disclosing party to comply with any applicable laws, rules, regulations, statutes or ordinances necessary to the conduct of its business affairs, (b) by commission of a valid subpoena and/or order of a court of competent jurisdiction, or (c) to a subsidiary, parent or affiliated company of Buyer or Seller.

                  Section 5.6. Substitution. Seller shall have the right, but not the obligation, with Buyer's approval, to supply coal from sources other than as specified in the Agreement, but such substitute coal must be of a quality equal to that required under the Agreement and the delivered price of such coal must be the same, on a per million BTUs basis, as the delivered price in effect under the Agreement for Coal from the source specified.

                  Section 5.7. Billing and Payment.

                  Billing and payment for each payment lot received from Seller shall be based upon the quantity and quality of Coal as determined hereunder.

                  On receipt of the "As Received" analysis from the independent laboratory as determined under Article 5,


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hereunder, of each payment lot of Coal, Buyer will prepare a "Coal Purchase
Advice" which will include Coal quality and pricing information.

                  Payment for each payment lot of Coal shall be due within 30 days after receipt of the payment lot and shall be made by Federal Reserve Wire Transfer of same day funds to Eastern Associated Coal Corp., Account No. 161-9323, Mellon Bank of Pittsburgh, ABA No. 043000261 or such other account that Seller may from time to time select on thirty (30) days notice to Buyer.

                  Section 5.8. Force Majeure.

                  Section 5.8.1. Definition of Force Majeure. An event of "force majeure" shall mean an act of God or of the public enemy; strike, lockout, slowdown, interruption, or other labor dispute; sabotage; labor shortage; fire; flood; low water; war; riot; insurrection; explosion; accident; embargo; blockade; unexpected mining condition which may arise; preexisting natural condition; inability to secure supplies, fuel, power, governmental authorization or permit; breakdown of or damage to machinery or apparatus;


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interruption of transportation or shortage of transportation equipment;
regulation, rule, law, order, act or restraint of any civil or military governmental authority; or any other event, whether of the kind enumerated herein or otherwise, and whether or not foreseen or foreseeable by either or both of the parties, which is beyond the control of the party claiming excuse thereby and which wholly or partially prevents, interrupts, or delays the production, loading or delivery of the Coal by Seller, or the acceptance, unloading, or utilization of the Coal by Buyer. An event is beyond a party's control if it cannot be prevented or eliminated by the exercise of due diligence or if its prevention or elimination would be commercially impracticable. An act shall be deemed commercially impracticable when it can be accomplished only at an excessive and unreasonable cost. Settlement of a strike, lockout or other labor dispute shall be deemed beyond the control of the party claiming excuse thereby regardless of the cause of, or the ability of such party to settle, such dispute.


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                  Section 5.8.2. Consequence of Force Majeure. A party's
performance of its obligations hereunder, except obligations to pay money to the other party, shall be excused to the extent prevented by a force majeure event. Deficiencies in the quantity of Coal delivered hereunder due to a force majeure event shall not be made up except by mutual consent of Buyer and Seller. Unless the other party is on actual notice, the party claiming excuse because of a force majeure event shall send written notice to the other party as soon as practicable after learning of the existence of such event, but the right to claim force majeure shall not be conditional upon the giving of such notice. If there is no reasonable prospect that the force majeure event can be corrected or eliminated within six (6) months, then either party may notify the other that the force majeure event is "likely to be permanent." Unless the party receiving such notice requests, within thirty (30) days of such receipt, resolution of the matter pursuant to the Dispute Resolution provision of the Agreement, either party shall then have the right (a) to terminate the Agreement if the force majeure


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event excuses total performance of the party claiming excuse, or (b) if only a portion of performance is excused by the force majeure event, to terminate the Agreement with respect to that portion of performance so excused.

                  Section 5.9. Dispute Resolution. The parties will attempt to settle any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement or any other certificate, agreement, or other instrument between, involving, or affecting the parties and their relationship hereunder by first using the dispute resolution procedures set forth in this Article. If the Buyer and Seller are unable to resolve a dispute after a reasonable period of time following good faith efforts they will (A) reduce to writing the nature of the dispute, and (B) forward the dispute to the parties' respective chief operational officers responsible for this Agreement for resolution, hereinafter the "Principals." The Principals will schedule a meeting as soon as possible after receipt of the dispute where they will attempt to resolve the dispute to the


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parties' mutual satisfaction. If, however, the dispute is not resolved within sixty (60) days after referral to the Principals, then either party may pursue any legal recourse or remedy available to that party under this Agreement or at law.

                  Section 5.10. Assignment. Neither party may assign the Agreement without the prior written consent of the other; which consent may not be unreasonably withheld, except that either party may assign the Agreement to an affiliated company, but no such assignment shall release the assigning party from the obligation to perform the Agreement unless the other party consents thereto.

                  Section 5.11. Waivers and Defaults. The failure of a party to insist in any one or more instances upon strict performance of a provision of the Agreement or to take advantage of any of its rights under the Agreement shall not be construed as a waiver of such provision or the relinquishment of such right. Unless otherwise provided in the Agreement, no default of a party in the performance of a covenant or obligation under the Agreement shall result in


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the other party's right to cancel or terminate the Agreement unless such defaulting party shall have failed to correct the default within thirty (30) days after written notice of claim of default has been given by the other party.

                  Section 5.12. Limitations. EXCEPT AS EXPRESSLY STATED IN THE AGREEMENT, SELLER MAKES NO WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, QUANTITY, QUALITY, OR OTHERWISE. NEITHER SELLER NOR BUYER SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS OR OVERHEAD, BY VIRTUE OF ITS BREACH OF ANY OF ITS OBLIGATIONS UNDER THE AGREEMENT.

                  Section 5.13. Notice. Notice given hereunder by one party to the other shall be deemed sufficient if in writing, and transmitted by telex or telegraph or dispatched in the U.S. mail, postage prepaid, for mailing by first class, certified, or registered mail. Notice shall be forwarded to


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(or to such other person or address as such party may have specified by written notice):

For Buyers:    Vice President of Fuel Supply & Operations Services

               New York State Electric & Gas Corporation
               Corporate Drive, P.O. Box 5224
               Kirkwood Industrial Park
               Binghamton, NY  13902-5224

For Seller:    President - Eastern Associated Coal Corp.
               600 Laidley Tower
               P.O. Box 1233
               Charleston, WV 25324

A copy should be sent to:

               Vice President of Sales and Marketing
               Peabody COALSALES Company
               Laidley Tower, Suite 200
               500 Lee Street
               Charleston, WV 25301

                  Section 5.14. Attorney's Fees. Each party shall be entitled to recover reasonable attorney's fees and court costs from the other party in any litigation arising out of the other party's breach of this Agreement; provided, however, it is determined by a court of competent jurisdiction that such party was in breach of this Agreement and such decision is final and binding upon the parties.


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                  Section 5.15. Entire Agreement. The Agreement constitutes the entire agreement of the parties and supersedes all previous communications or understandings between them regarding the matters contained herein. No amendment or modification of the Agreement shall be effective unless agreed to in a written instrument authorized and executed by the parties.

                  Section 5.16. Applicable Law. The Agreement shall be construed in accordance with the laws of the State of New York.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Buyer:                                                  Seller:

NEW YORK STATE ELECTRIC & GAS                EASTERN ASSOCIATED COAL CORP.
CORPORATION


By:                                          By:
    --------------------------------             -------------------------------
Its:                                         Its:
     -------------------------------              ------------------------------


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                    AMENDMENT NO. 2 TO COAL SUPPLY AGREEMENT

                  THIS AMENDMENT, made and entered into on March 9, 1998 by and between NEW YORK STATE ELECTRIC & GAS CORPORATION ("Buyer"), Corporate Drive, Kirkwood Industrial Park, Binghamton, New York 13902-5224 and EASTERN ASSOCIATED COAL CORP., ("Seller"), 600 Laidley Tower, P.O. Box 1233, Charleston, WV 25324.

                              W I T N E S S E T H :

                  WHEREAS, Buyer and Seller are parties to a Coal Supply Agreement entered into as of July 1, 1994 and amended by Amendment No. 1 on October 2, 1996 ("Agreement");

                  WHEREAS, Buyer and Seller wish to amend the Agreement in certain respects.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and undertakings of the parties herein contained, Buyer and Seller intending to be legally bound hereby, agree as follows:

                  Section 5.5 is deleted in its entirety and replaced by the following new Section 5.5:
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                  Section 5.5. Confidentiality.

                  The terms and conditions (including prices) set forth in this Agreement, and information exchanged during negotiation and performance of this Agreement, are considered by both Buyer and Seller to be confidential and proprietary. Neither Buyer nor Seller shall disclose any of the terms and conditions hereof nor any such information to any third party without the prior written consent of the other except when disclosure in the sole judgment of the party making the disclosure is required or appropriate (a) by statute, (b) by regulation, order or request of a governmental agency, (c) in connection with a judicial or administrative proceeding, (d) to Seller's lending institutions so long as Seller's lending institutions agree in writing to keep the contents of this Agreement confidential and use it solely in connection with its loans to Seller or (e) solely in connection with a sale or potential sale of Buyer's assets or stock, provided potential buyers agree in writing to keep contract contents confidential.


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                  All other terms and conditions of the Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

Buyer:                                       Seller:

NEW YORK STATE ELECTRIC & GAS                EASTERN ASSOCIATED COAL CORP.
CORPORATION


By:                                          By:
    --------------------------------             -------------------------------
Title:                                       Title:
       -----------------------------                ----------------------------


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